EXHIBIT 15







October 23, 1996




Orion Capital Corporation
600 Fifth Avenue
New York, New York

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Orion Capital Corporation and subsidiaries for the periods ended September 30, 1996 and 1995, as indicated in our report dated October 23, 1996; because we did not perform an audit, we expressed no opinion on the information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, is incorporated by reference in Registration Statements No. 2-65348 on Form S-8 and S-16 relating to the Orion Capital Corporation 1976 and 1979 Stock Option Plans, No. 2-80636 on Form S-8 relating to the Orion Capital Corporation 1982 Long-Term Performance Incentive Plan, No. 2-63344 on Form S-8 relating to the Orion Capital Corporation Employees' Stock Savings and Retirement Plan and No. 33-59847 on Form S-8 relating to the Orion Capital Corporation 1994 Stock Option Plan for Non-Employee Directors.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE


Hartford, Connecticut






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